Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Tecogen Inc. of our report dated March 12, 2020, relating to the consolidated financial statements of Tecogen Inc., appearing in the Annual Report on Form 10-k of Tecogen Inc for the year ended December 31, 2019.

/s/ Wolf & Co., P.C.
Boston, Massachusetts
April 6, 2020